Exhibit 99.1

GLOBAL EAGLE ENTERTAINMENT INC. ADOPTS SHAREHOLDER RIGHTS PLAN

LOS ANGELES, CA, March 19, 2020—Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle,” the “Company” or “we”), a leading provider of media, content, connectivity and data analytics to markets across air, sea and land, today announced that its Board of Directors (the “Board”) has adopted a Stockholder Rights Plan, effective March 19, 2020 (the “Rights Plan”), and declared a dividend distribution of one preferred share purchase right (the “Rights”) on each outstanding share of the Company’s Common Stock. The Rights Plan will expire on December 31, 2020.

“The Board and management team are committed to the best interests of all of the Company’s stockholders,” commented Chairman of the Board Jeff Leddy. “The Board is undertaking this action consistent with its fiduciary duties.”

The Rights Plan is intended to promote the fair and equal treatment of all Global Eagle stockholders and ensure that no person or group can gain control of Global Eagle through open market accumulation or other tactics without paying a control premium and potentially disadvantaging the interest of all stockholders. The Rights Plan ensures that the Board has sufficient time to exercise its fiduciary duties to make informed judgments about the actions of third parties that may not be in the best interests of Global Eagle and its stockholders. The Rights Plan applies to all current and future stockholders, and is not intended to deter offers that are fair and otherwise in the best interest of the Company’s stockholders. The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

The Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly traded companies. With certain exceptions, under the Rights Plan, the Rights will become exercisable if a person or group becomes the beneficial owner of 20% or more of the Company’s outstanding Common Stock. Stockholders who beneficially owned 20% or more of Global Eagle’s outstanding common stock prior to the issuance of this press release will not trigger the exercisability of the Rights so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own 20% or more of such common stock, subject to certain exceptions as described in the Rights Plan. In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase a number of shares of Common Stock or equivalent securities having a market value at that time of twice the Right’s purchase price. Rights held by the triggering person or group will become void and will not be exercisable.

The distribution of the rights will be made to stockholders of record as of March 30, 2020. The Rights Plan may be amended, redeemed or terminated by the Board at any time prior to being triggered or its expiration. The adoption of the Rights Plan will not be a taxable event, will not affect the reported financial condition or results of operations of the Company and will not change the manner in which the Company’s common stock is traded.

Additional details regarding the Rights Plan can be found in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Global Eagle

Global Eagle is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,100 employees and 35 offices on six continents, the Company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Finance and Investor Relations

+1 310-740-8624

investor.relations@GlobalEagle.com

pr@GlobalEagle.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to the anticipated benefits and expected consequences of the Rights Plan that Global Eagle has adopted. The words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 18, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019 as filed with the SEC on August 9, 2019 and November 8, 2019, respectively.

The forward-looking statements herein speak only as of the date the statements are made (which is the date of this press release). You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.